EXHIBIT 99(i)

                                                                 August 27, 2001
Henderson Global Funds
737 N. Michigan Avenue, Suite 1950
Chicago, IL  60611

Ladies and Gentlemen:

         Reference is made to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Henderson Global Funds (the "Trust") in connection with the proposed public offering of an indefinite number of shares of beneficial interest, no par value ("Shares"), in the Henderson European Focus Fund, Henderson Global Technology Fund, Henderson International Developing Companies Fund, Henderson International Opportunities Fund and Henderson Worldwide Growth Fund (each a "Fund" and collectively, the "Funds"), the initial series of the Trust.

         We have acted as counsel to the Trust since its inception, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Trust's Declaration of Trust dated May 11, 2001 and the By-Laws of the Trust adopted May 11, 2001, are presently in full force and effect and have not been amended in any respect and that the written instrument establishing and designating classes of interest dated August 21, 2001 and the resolutions adopted by the Board of Trustees of the Trust on August 21, 2001 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a duly formed and validly existing business trust under the laws of the State of Delaware (commonly known as a Delaware business trust) and is authorized to issue an unlimited number of Shares in each of the Funds; and (b) upon issuance of the Shares in accordance with the Trust's Declaration of Trust and By-Laws and receipt by the Trust of a purchase price not less than the net asset value per Share less any applicable front-end sales charges, and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applied have been complied with, assuming that the Trust continues to validly exist as provided in (a) above, the Shares of each Fund will be legally issued and outstanding, fully paid and nonassessable.


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Henderson Global Funds
August 27, 2001
Page 2


         This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Pre-Effective Amendment.

                                                               Very truly yours,


                                           /s/ Vedder, Price, Kaufman & Kammholz

LOK/tsm